Exhibit 99.1

May 3, 2005

Chesapeake Corporation Reaches Settlement with SEC

RICHMOND, Va. -- Chesapeake Corporation (NYSE:CSK) today announced that it has reached agreement with the Securities and Exchange Commission (SEC) on a final settlement resolving the investigation into issues related to the company's restatements of quarterly earnings in 2000.

As part of the settlement, the company agreed, without admitting or denying any wrongdoing, to an injunction against future violations of certain antifraud, financial reporting and internal controls provisions of the federal securities laws. No financial penalty was imposed on the company.

"We cooperated fully with the SEC and are pleased that this matter has been concluded on this basis," said Thomas H. Johnson, chairman & CEO of the company. "I believe that the company's Board of Directors and its Audit Committee responded promptly and appropriately when they were presented with the issues that led to the earnings restatements. As a result of this experience, we have implemented additional financial reporting procedures and controls. I am confident that we have learned from this experience, and I have the highest confidence in our current management and their commitment to proper financial reporting."

The issues that were the subject of the investigation primarily related to the company's former U.S. Display business, which was sold in 2001. The investigation and settlement also involved four former employees of the company, none of whom has been employed by the company since the end of 2001. The company has cooperated with the SEC in its investigation since it commenced in 2000.

Chesapeake Corporation is a leading international supplier of value-added specialty paperboard and plastic packaging with headquarters in Richmond, Va. The company is one of Europe's premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets. Chesapeake has more than 50 locations in Europe, North America, Africa and Asia and employs approximately 6,000 people worldwide.

This news release, including the comments by Thomas H. Johnson, contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: competitive products and pricing; production costs, particularly for raw materials such as folding carton and plastics materials; fluctuations in demand; possible recessionary trends in U.S. and global economies; government policies and regulations affecting the environment; interest rates; fluctuations in foreign exchange rates; the ability of the company to remain in compliance with its debt covenants; and other risks that are detailed from time to time in reports filed by the company with the Securities and Exchange Commission.